      As Filed with the Securities and Exchange Commission on June 3, 1996

                                                     Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                         COUNTRY STAR RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

      Delaware                                                62-1536550
- ----------------------                                    -----------------
(State or other juris-                                    (I.R.S. Employer
 diction of incorpora-                                      identification
 tion or organization)                                          number)

   11150 SANTA MONICA BOULEVARD, LOS ANGELES, CALIFORNIA 90025, (310) 268-2200
- --------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                   ROBERT J. SCHUSTER, CHIEF EXECUTIVE OFFICER
                         COUNTRY STAR RESTAURANTS, INC.

           11150 SANTA MONICA BOULEVARD, LOS ANGELES, CALIFORNIA 90025
                                 (310) 268-2200
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        --------------------------------
                                   COPIES TO:

                           CLIFFORD A. BRANDEIS, ESQ.
                          ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 223-6700
                               Fax (212) 223-6433

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box.                        X
                                                           (continued overleaf)

                         CALCULATION OF REGISTRATION FEE

                                                                           Proposed
                                                   Proposed                Maximum
 Title of each                Amount               Maximum                 Aggregate                    Amount of
 class of securities          to be                Offering Price          Offering                     Registration
 to be registered             Registered           Per Share (1)           Price (1)                    Fee
 ------------------          -----------           --------------          ---------                    -------------

  Par Value
  $.001 Per Share             2,022,103            $4.375                  $8,846,701                   $3,050.59


- -------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a future amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS-REFERENCE SHEET

                             Pursuant to Item 501(b)

Item Number and Caption                                    Location or Heading
in Form S-3                                                in Prospectus
- -----------------------                                    --------------------
1.       Forepart of Registration Statement and            Facing Page of Registration
         Outside Front Cover Page of Prospectus.           Statement; Cover Page of

                                                           Prospectus.

2.       Inside Front and Outside Back Cover               Inside Front and Outside Back
         Pages of Prospectus.                              Cover Pages of Prospectus.

3.       Summary Information, Risk Factors and             Prospectus Summary; The
         Ratio of Earnings to Fixed Charges.               Company; Risk Factors.

4.       Use of Proceeds.                                  Prospectus Summary.

5.       Determination of Offering Price.                  *

6.       Dilution.                                         *

7.       Selling Security Holders.                         Cover Page; Selling
                                                           Shareholders.

8.       Plan of Distribution.                             Cover Page; Plan of
                                                           Distribution.

9.       Description of Securities to be                   Incorporation of Certain
         Registered.                                       Documents by Reference;

                                                           Description of Capital Stock.

10.      Interests of Named Experts and                    *
         Counsel.

11.      Material Changes.                                 The Company; Risk Factors;
                                                           Description of Capital Stock.

12.      Incorporation of Certain Information              Incorporation of Certain
         by Reference.                                     Documents by Reference.

13.      Disclosure of Commission Position on              *
         Indemnification for Securities Act
         Liabilities.

- -----------
* Omitted as not applicable.

                    SUBJECT TO COMPLETION, DATED JUNE 3, 1996

PROSPECTUS

                         COUNTRY STAR RESTAURANTS, INC.

                        2,022,103 shares of Common Stock,
                            $.001 par value per share
                          -----------------------------
         This Prospectus relates to (i) 1,374,958 shares of common stock, $.001 par value (the "Common Stock"), of Country Star Restaurants, Inc., a Delaware corporation (the "Company"), held by, and which may be offered from time to time by, a number of persons and entities (collectively, the "Selling Stockholders"), and (ii) 647,145 shares of Common Stock issuable upon the exercise of 647,145 common stock purchase warrants (the "Warrants") issued to, and which may be exercised and offered from time to time by certain of the Selling Stockholders. The shares of Common Stock registered hereunder and issuable upon the exercise of the Warrants are sometimes referred to as the "Securities." Except with respect to one of the Selling Stockholders who is bearing its pro rata cost of the registration of their Securities, all costs in connection with the registration of the Securities are being borne by the Company. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Securities pursuant to this Prospectus, although the Company will receive net proceeds from the exercise of Warrants equal to the exercise prices thereof which range from $2.00 to $3.00 per share.

         The Common Stock is quoted on the Nasdaq National Market under the symbol "CAFE." The last reported bid and asked prices of the Common Stock on Nasdaq on May 30, 1996 were $4 3/16 and $4 3/8, per share, respectively.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD TO LOSE THEIR
ENTIRE INVESTMENT.  THE COMPANY HAS INCURRED SUBSTANTIAL
OPERATING LOSSES.  SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

         The Selling Stockholders directly or through agents, dealers or underwriters to be designated from time to time may sell the Securities on terms to be determined at the time of sale. To the extent required, the number of Securities to be sold, the respective purchase price and public offering price, the name of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in and accompanied by a Prospectus Supplement. See "Plan of Distribution."

         The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of their shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits on the resale of the Selling Stockholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-5, 10b-6 and 10b-7, in connection with transactions in the Securities during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Securities.

                     The date of this Prospectus is , 1996.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company incorporates herein by reference the following documents heretofore filed with the Commission: the Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1995; the Current Report of the Company on Form 8-K dated January 5, 1996; the Current Report of the Company on Form 8-K dated March 18, 1996; and the Quarterly Report of the Company on Form 10-QSB for the period ended March 31, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         The Company will provide, without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that is incorporated into the Prospectus. Such written requests should be directed to the Secretary of the Company at 11150 Santa Monica Boulevard, Los Angeles, CA 90025, (310) 268-2200.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed descriptions and financial information and statements appearing elsewhere in this Prospectus and the documents incorporated herein by reference.

The Company

         The Company, Country Star Restaurants, Inc., develops, constructs, owns and operates country music theme restaurants combining high quality, moderately priced food with a casual, family oriented environment.

         The Company's principal offices are located at 11150 Santa Monica Boulevard, Suite 650, Los Angeles, California 90025, telephone (310) 268-2200.

The Offering

         Up to 2,022,103 shares of Common Stock are being offered pursuant to this Prospectus which may be offered from time to time by the Selling Stockholders for their own account.

Plan of Distribution

         The Selling Stockholders, directly or through agents or underwriters, may offer and sell from time to time all or any part of the Securities held by them in amounts and on terms to be determined or at quoted prices then prevailing on the Nasdaq National Market. See "Plan of Distribution."

                                  RISK FACTORS

         Investment in the Company's securities involves a high degree of risk. Investors should carefully consider the following factors, among others, relating to the Company.

         Need for Additional Financing. In order to effect the Company's expansion strategy, the Company's cash requirements are significant. The Company will require additional financing to implement its expansion strategy beyond Country Star Las Vegas and Country Star Atlanta. Such sources of financing include but are not limited to bank financing, third party equity investors, capital leases, private limited partnerships, joint venture financing and sale-leaseback arrangements.

         The Company has entered into a definitive agreement with NevStar Restaurants, LLC ("NevStar") that provides, among other things, for (i) $4.5 million of equity financing for Country Star Las Vegas, and (ii) the right to provide up to an additional $12.5 million of equity financing for future Country Star Restaurants (the "Development Financing Agreement"). In the event that NevStar does not provide any additional financing to the Company other than with respect to Country Star Las Vegas, and in the event that the Company were not successful in securing any other sources of financing on terms and conditions acceptable to the Company, or at all, the Company's expansion strategy would be materially adversely affected.

         Limited Operating History; Accumulated Deficit; Absence of Profits. The Company, which was formed in May 1993, opened its first Country Star Restaurant in August 1994. For the quarter ended March 31, 1996, the Company had a net loss $1,217,947. The Company has continued to incur operating losses. The Company's ability to generate operating and net income in the future will depend on the success of Country Star Hollywood, Country Star Las Vegas and Country Star Atlanta, and the successful implementation of its expansion strategy. There can be no assurance that the Company will be profitable in the future.

         Site Locations. The choice of site location for each Country Star Restaurant is extremely important to the potential success of the particular establishment. The Company will be competing with a wide range of establishments in attempting to identify and secure desirable locations. Although the Company believes that it will be able to locate additional suitable sites, there can be no assurance that such sites will be available or viable or on economic terms acceptable to the Company.

         Development and Construction Delays. In connection with the development and construction of the Country Star Restaurants, a number of events over which the Company will have no control could occur which might materially adversely affect the costs and completion time of such projects. Such events include governmental regulatory approvals, shortages of or the inability to obtain labor and/or materials, inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and acts of God, availability and cost of needed debt or lease financing, and changes in Federal, state or local laws or regulations. In addition, the Company will also be dependent on unaffiliated third parties to complete the construction of its Country Star Restaurants. Accordingly, there can be no assurance that the Company will be able to complete any Country Star Restaurant in a timely manner or within its proposed budget.

         Need for Additional Personnel. The Company's ability to successfully open and operate additional Country Star Restaurants will depend upon the Company's hiring and retaining additional personnel who are experienced in the operation of casual dining restaurants, of which there can be no assurance. The Company's failure to hire additional experienced personnel will have a material adverse effect on the ability of the Company to open and successfully operate Country Star Restaurants and to expand its operations thereafter.

         Dependence on Key Personnel. The Company is dependent upon the services of Robert Schuster and Peter Feinstein, the Company's Chief Executive Officer and President, respectively. In December, 1993, each of Messrs. Schuster and Feinstein entered into a three-year employment agreement with the Company. The loss or unavailability of either Mr. Schuster or Mr. Feinstein could have a material adverse effect on the operations of the Company. The Company is the sole beneficiary of a "key man" life insurance policy on the life of Mr. Peter Feinstein in the amount of $1,000,000.

         Significant Industry Competition; Special Restaurant Industry Considerations. The restaurant industry is intensely competitive with respect to price, service, location and food quality. There are many competitors of the Company, such as Planet Hollywood(R) and Hard Rock Cafe(R), that are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time and have greater name brand recognition. Further, the restaurant industry is significantly affected by many external factors, including changes in the national economy or in regional or local economies, changes in the demographics of areas in which restaurants are situated, changes in consumer preferences and demands (including increased awareness of nutrition), and increases in the number and density of restaurants in a particular locale. Factors such as inflation and food costs may also affect the restaurant industry. There can be no assurance that the Company will be able to successfully compete in the restaurant industry. Further, casinos in Las Vegas, in an attempt to attract patrons, will often subsidize restaurants located on their premises. Country Star Las Vegas will also have to compete with those restaurants which, because they are subsidized by the casinos in which they are located, are able to offer reduced prices. Nevertheless, the Company does not intend to adopt a special pricing strategy for Country Star Las Vegas, as the Company does not believe that the failure to do so will have a material adverse effect on the Company, however, there can be no assurance that the failure to adopt a special pricing strategy for Country Star Las Vegas will not have a material adverse effect on the Company.

         Intellectual Property Rights. The Company has made such appropriate filings and registrations that it has deemed appropriate and sufficient in its business judgment to protect the Company's name in all appropriate categories, and taken such other actions necessary to obtain and protect all trademarks, copyrights, tradenames, tradedress and all other intellectual property rights, relating to its Country Star Restaurants, although there can be no assurance that the Company will be able to effectively protect its rights. To date, the Company has been issued a federal registration by the United States Patent and Trademark Office for the "Country Star" trademark for clothing and restaurant services. Third parties may attempt to exercise alleged rights in any of the trademarks, copyrights or other intellectual property rights or appropriate any trademarks, copyrights, or other intellectual property rights established by the Company, and the Company's failure or inability to establish appropriate copyrights and trademarks, or to adequately protect any of its intellectual property rights, may have a material adverse effect on the Company.

         Potential Anti-Takeover Effect of Development Financing Agreement. The Development Financing Agreement provides that in the event of a takeover of the Company, NevStar shall have the right, at its option, to cause a potential acquiror to purchase, at a pre-determined formula, NevStar's equity interest in some or all of the Country Star Restaurants that it has financed. Since under the Development Financing Agreement up to five (5) Country Star Restaurants may receive financing, the added cost to a potential acquiror to acquire such interests may be significant, and thus may be a deterrent to such potential acquiror deciding to purchase the Company.

       No Dividends with Respect to Common Stock. The Company has not paid any dividends since inception and does not intend to pay dividends in the foreseeable future with respect to its Common Stock. The Company may, at its election, pay a 6% cumulative, quarterly dividend with respect to the Preferred Stock, which may be in cash or Common Stock at the Company's sole discretion. For the quarters ended December 31, 1995 and March 31, 1996, the Company paid the Preferred Stock dividend in shares of Common Stock. It is presently anticipated that the Company will pay future Preferred Stock dividends, if any, in shares of Common Stock and any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company. See "Market Price for the Common Stock and Dividends."

         Adverse Effect of Possible Redemption of Preferred Stock. As of May 30, 1996, there were 512,528 shares of the Company's 6% cumulative convertible preferred stock (the "Preferred Stock") issued and outstanding. Commencing on May 8, 1996, and extending through May 9, 1997, the Preferred Stock may be redeemed by the Company in whole or in part, provided certain market conditions are met or alternatively, may be redeemed by the Company in whole or in part at any time at specified premiums in excess of the initial public offering price of the Preferred Stock. The Company may choose to redeem the Preferred Stock rather than incur the cost of keeping a registration statement current with the Securities and Exchange Commission (the "Commission") for the shares of Common Stock underlying the Preferred Stock. Redemption or automatic conversion of the Preferred Stock could force the holders to convert the Preferred Stock at a time when it may be disadvantageous for the holders to do so, to sell the Preferred Stock at the then current market price when they might otherwise wish to hold the Preferred Stock for possible additional appreciation and receipt of dividends, or to accept the redemption price, which is likely to be substantially less than the market value of the Preferred Stock at the time of redemption.

         Anti-Takeover Law; Issuance of Other Stock. The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover statute enacted in 1988. As a result of Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

         In addition, the board of directors of the Company (the "Board of Directors") may issue one or more series of preferred stock or additional Common Stock without any action on the part of the stockholders of the Company, the existence and/or terms of which may adversely affect the rights of holders of the Common Stock or the Preferred Stock. In addition, the issuance of any such additional preferred stock or Common Stock may be used as an "anti-takeover" device without further action on the part of the stockholders. Issuance of additional preferred stock or Common Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Common Stock or the preferred stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if such removal may be in the stockholders' best interests.

         Seasonality. Country Star Hollywood in Universal City is in a location that experiences significantly higher traffic during the summer months due to Universal City's popularity as a tourist destination. Consequently, the operating results of Country Star Hollywood are subject to seasonality. Although there can be no assurances, management of the Company believes that seasonality will not have a material impact on the Company's overall operations once it has established Country Star Las Vegas and Country Star Atlanta, neither of which are expected to be subject to material seasonal fluctuations.

         Government Regulation. The Company is subject to various federal, state and local laws affecting its business. Each of the Company's restaurants will be subject to licensing regulation by numerous governmental authorities, which may include alcohol beverage control, building, health and safety, and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development of a new restaurant in an area.

         Alcoholic beverage control regulations in each state require that the Company's restaurants apply to the specific state authority and, in certain locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, an alcoholic beverage license must be renewed annually and may be revoked or suspended for cause at any time. Alcohol beverage control regulations relate to numerous aspects of the daily operations of the Company's restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The failure of a restaurant to obtain or retain a liquor or food service license would adversely affect that particular restaurant's operations.

         Restaurants in most states are subject to "dram shop" laws and legislation, which imposes liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. The Company maintains liquor liability insurance as part of its existing comprehensive general liability insurance, which it believes to be adequate to protect against such liability, although there can be no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs or at all. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. In the event that such insurance coverage were to become unavailable in the future, it could materially and adversely affect the Company.

         Upon the opening of Country Star Las Vegas, the Company presently intends to lease space for up to 5 slot machines to an independent third party licensed slot route operator who will install and operate the slot machines in exchange for a monthly rental fee to the Company. The Company does not presently intend to install and operate any slot machines for its own account in Country Star Las Vegas. In the event the Company were to decide in the future to install and operate any slot machines in Country Star Las Vegas for its own account, it would first be required to obtain the necessary gaming approvals from the appropriate regulatory authorities in the State of Nevada. The ownership and operation of casino gaming facilities and slot machine routes in Nevada and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Act and to licensing and regulatory control by the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission") and various local, city and county regulatory agencies (collectively, the "Nevada Gaming Authorities"). Obtaining the necessary approvals, of which there can be no assurance, is a lengthy and costly process. To date, the Company has not sought any such approvals.

                                   THE COMPANY

General

         Country Star Restaurants, Inc. (the "Company"), which was formed in May of 1993, develops, constructs, owns and operates country music theme restaurants combining high quality, moderately priced food with a casual, family-oriented environment. World renowned country music recording artists Reba McEntire, Vince Gill and Wynonna Judd and country music television personalities Lorianne Crook and Charlie Chase serve as celebrity representatives and spokespersons for the Company and endorse the Country Star Restaurants.

         The first Country Star(R) Restaurant, upon which all other Country Star Restaurants will be modeled, opened in August 1994 in Hollywood, California adjacent to Universal Studios Hollywood and the Universal Citywalk development, a major tourist attraction. Country Star Hollywood features an exciting, entertaining dining experience, including an extensive display of country music memorabilia and artifacts, approximately 100 video monitors, 10 audio listening posts, and a number of interactive audio-video kiosks. The menu features moderately priced American and country-style food such as ribs, chili, chicken, burgers, salad, pizza, fish and desserts, which was developed to be consistently reproducible domestically and internationally. Country Star Hollywood also sells a variety of merchandise with the Country Star logo, including casual clothing, food products and other related items.

         In recent years theme restaurants have gained increasing popularity, as a number of such restaurants featuring a variety of different themes have opened. The two most popular and well known restaurants of this genre are Planet Hollywood(R) and Hard Rock Cafe(R), both of which combine an entertainment component with a casual dining atmosphere. Aside from enhancing the dining experience, the entertainment component also provides an additional revenue stream, predominantly from merchandise sales. Patrons of theme restaurants have evidenced a willingness to purchase souvenir T-shirts, hats, mugs, and other items bearing the logo and reflecting the lifestyle of the particular theme restaurant. These retail sales are typically at higher profit margins than food and beverage sales, inclusive of labor costs.

         The Company believes that its country music theme provides a distinctly American experience which, combined with its casual, high-quality dining in a state-of-the-art multimedia environment, is a format with wide demographic appeal. The Company believes that the country music theme is an under-exploited segment of quality dining in the restaurant industry and will fill a niche in the casual dining segment of the restaurant industry, therefore representing an attractive opportunity for the Company.

         The Company's strategy is to develop and operate a limited number of additional flagship Country Star restaurants in key domestic and international cities where the Country Star concept will have broad appeal to both local residents and tourists. The Company has expanded its infrastructure to support the development and management of multiple Country Star locations. The Company will open two additional flagship Country Star Restaurants during the third quarter of 1996. The first one will be Country Star Las Vegas which will be located on the "strip" in Las Vegas, Nevada near the intersection of Las Vegas Boulevard South and Harman Avenue. The second Country Star Restaurant will be Country Star Atlanta, which will be located in the Buckhead section of Atlanta, Georgia. Both Country Star Las Vegas and Country Star Atlanta are currently under construction. The Company is also currently exploring approximately six
(6) other domestic sites for future Country Star Restaurants in 1997 and beyond.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of the date hereof, the number of the Company's shares of Common stock beneficially owned by each Selling Stockholder, the number of shares of Common Stock that are to be offered and sold by each Selling Stockholder pursuant to this Prospectus, and the amount and percentage of shares to be beneficially owned by each Selling Stockholder after the offering assuming all shares being offered pursuant to this Prospectus are sold.


                                                                                                 Number of            Number of
                                                                                                 Shares               Warrants
                                 Number of           Number of                                   Beneficially         Beneficially
                                 Shares Owned        Warrants              Number of             Owned                Owned
                                 Prior to            Owned Prior           Shares to             After this           After this
Name and Address                 Offering            to Offering           be Offered            Offering(2)          Offering(3)
- ----------------                 ------------        -----------           ----------            ------------         ------------
Heller Investments                6,418                -0-                  6,418                     -0-                 -0-
c/o Gerald Heller
1845 Forest Boulevard
Tulsa, OK  74114

Linn T. Hodge                       778                -0-                    778                     -0-                 -0-
11368 Isletta Street
Los Angeles, CA  90049

Rex Licklider                   100,000             65,000                165,000(1)                  -0-                 -0-
990 Moraga Drive
Los Angeles, CA  90049

Licklider Living                266,667             83,334                250,001(1)              100,000                 -0-
  Trust Dated 5/2/86
990 Moraga Drive
Los Angeles, CA  90049
Attn:  Rex Licklider

Paneco S.A.                     342,857                -0-                342,857                     -0-                 -0-
Calle 11
Edificio Paneco
Urbanizacion Industrial
La Urbina
Venezuela, South America

Dan Rubin                       331,905            125,000                456,905(1)                  -0-                 -0-
P.O. Box 2032
Princeton, NJ  08543

The Rubin Investment
  Group                           -0-                2,143                  2,143(1)                  -0-                 -0-
P.O. Box 2032
Princeton, NJ  08543

Roy B. Rubin, M.D.,
  P.C., M.P.P.P.                160,000                -0-                160,000                     -0-                 -0-
P.O. Box 2032
Princeton, NJ  08543

Bruce Sokoloff                  100,000             50,000                150,000(1)                  -0-                 -0-
55 East 52nd Street
29th Floor
New York, NY  10055

Mark Spino and
 Debra Spino JTTEN               20,189                -0-                 20,189                     -0-                -0-
6912 Wish Avenue
Van Nuys, CA  91406

Libby Weatherby and
  William Weatherby               4,999                -0-                  4,999                     -0-                -0-
12261 Sunset Parkway
Los Angeles, CA  90064

                                                            11


                                                                                                 Number of            Number of
                                                                                                 Shares               Warrants
                                 Number of           Number of                                   Beneficially         Beneficially
                                 Shares Owned        Warrants              Number of             Owned                Owned
                                 Prior to            Owned Prior           Shares to             After this           After this
Name and Address                 Offering            to Offering           be Offered            Offering(2)          Offering(3)
- ----------------                 ------------        -----------           ----------            ------------         ------------


David M. Wiener                     -0-             255,000               255,000(1)                  -0-                  -0-
40 East 94th Street
New York, NY  10026

WisdomTree Associates,
  L.P.                          66,667               33,334               100,001(1)                  -0-                 -0-
1633 Broadway
New York, NY  10019

WisdomTree Offshore,
  Ltd.                          66,667               33,334               100,001(1)                  -0-                 -0-
1633 Broadway
New York, NY  10019

Douglas B. Zubrin                7,811                  -0-                 7,811                     -0-                 -0-
320 Arden Avenue, #100
Glendale, CA  91203
                            ----------          -----------            ----------            ------------        ------------
TOTAL                        1,424,958              647,145             2,022,103                 100,000                 -0-
                            ==========          ===========            ==========            ============        ============


(1) Includes all shares of Common Stock issuable upon exercise of warrants beneficially owned by the Selling Stockholder.

(2) Assumes all of the Common Stock being offered pursuant to this Prospectus are sold by the Selling Stockholder.

(3) Assumes all of the warrants beneficially owned by the Selling Stockholder are exercised and the shares of Common Stock issuable upon such exercise are offered for sale and sold by the Selling Stockholder.

                              PLAN OF DISTRIBUTION

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders pursuant to this Prospectus. The securities offered by this Prospectus may be sold from time to time by all of the Selling Stockholders. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

         The Selling Stockholder through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         At the time a particular offer of the shares is made by or on the behalf of a Selling Stockholder, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         The shares of Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and any underwriters.

         In order to comply with the applicable securities laws of certain states, if any, the shares of Common Stock will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in certain states the shares of Common Stock may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-5, 10b- 6 and 10b-7, in connection with transactions in the shares during the effectiveness of the Registration Statement of which this Prospectus is a part. All of the foregoing may affect the marketability of the shares of Common Stock.

         The Company will pay all of the expenses incident to the registration of the shares of Common stock other than any fees or expenses of any counsel retained by the Selling Stockholders and any out of pocket expenses incurred by the Selling Stockholders or any person retained by the Selling Stockholders in connection with the registration of the shares, fees and expenses of compliance with state securities or blue sky laws and commissions and discounts of underwriters, dealers or agents, if any. The expenses payable by the Company are estimated to be $20,000.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital of the Company consists of (i) 25,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 11,995,649 shares of which were outstanding as of May 30, 1996, and (ii) 2,000,000 shares of "blank check" preferred stock, par value $.001 per share ("Preferred Stock"), 512,528 of which is currently issued and outstanding as of May 30, 1996.

Common Stock

         Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the stockholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

         All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

6% Cumulative Convertible Series A Preferred Stock

         The following is a summary of the terms of the Preferred Stock. This summary is not intended to be complete and is subject to, and qualified in its entirety by, a Certificate of Designation which was filed with the Secretary of State of the State of Delaware and sets forth the designations, rights, powers, preferences, qualifications and limitations of the Preferred Stock.

         Dividends. The holders of the Preferred Stock are entitled to receive if, when and as declared by the Board of Directors out of funds legally available therefor, cumulative dividends, payable in cash or Common Stock at the Company's election, at the rate of 6% per annum of the Liquidation Value of the Preferred Stock. The dividend is payable quarterly on December 31, March 31, June 30 and September 30 of each year, commencing December 31, 1995. Dividends shall be paid to the holders of record as of a date, not more than thirty (30) days prior to the dividend payment date, as may be fixed by the Board of Directors (the "Dividend Declaration Date"). Dividends accrue from the first day of the quarterly period in which such dividend may be payable, except with respect to the first quarterly dividend which shall accrue from the date of issuance of the Preferred Stock. In the event that the Company elects to pay dividends in Common Stock, each holder of Preferred Stock shall receive shares of Common Stock equal to the quotient of (i) 6% of the Liquidation Value of the Preferred Stock divided by (ii) the average ten (10) day moving average stock price of the Common Stock during the thirty (30) trading days prior to the Dividend Declaration Date (the "Stock Dividend Price"); provided, however, that in no event shall the Stock Dividend Price ever exceed $7.00 per share or be less than $2.00 per share.

         No dividends may be paid on any shares of capital stock ranking junior to the Preferred Stock unless and until all declared but unpaid dividends on the Preferred Stock have been declared and paid in full.

         Right to Convert. Each outstanding share of Preferred Stock will be convertible, at the option of the holder, at any time commencing on February 8, 1996 (the "Conversion Date"). Each share of Preferred Stock is convertible into six (6) shares of Common Stock (a "Conversion Price" of $2.00 per share). The Conversion Price will be adjusted to reflect stock dividends, stock splits, combinations or reclassifications on or of the Common Stock. The Company will notify holders of Preferred Stock of such adjustments. A holder of Preferred Stock who wishes to convert same into Common Stock must surrender the certificate therefor to the Company's transfer agent with the conversion notice appropriately completed and signed. Such notice is not required if the conversion is automatic. The transfer agent will, as soon as practicable thereafter, issue a certificate for the appropriate number of shares of Common Stock. Conversion will be deemed to have been made upon the surrender of the certificate for the shares of Preferred Stock to be converted. If the conversion would result in the issuance of a fractional share of Common Stock, the Company will, in lieu of issuing a fractional share, round up to the nearest whole share.

         Automatic Conversion. Unless earlier converted, all the outstanding shares of Preferred Stock will be automatically converted into Common Stock without any action by the holders thereof upon the earlier of (i) May 10, 1997, and (ii) five (5) business days following the filing by the Company with the Commission of the first Form 10-QSB or Form 10-KSB (or any similar form), as the case may be (the "SEC Report"), which reflects that, as of the last day of the period to which such SEC Report relates, the Company has achieved calendar quarter consolidated gross revenue from operations in excess of $7,000,000 (the "Automatic Conversion Date").

         Voting Rights. Each holder of shares of Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Preferred Stock could be converted at the time of the vote, will have voting rights equal to the voting rights of such number of shares of Common Stock voting together with the Common Stock as a single class on all matters submitted to the holders of Common Stock and shall be entitled to notice of any stockholders' meeting. Any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by a single holder are converted) will be disregarded.

         Redemption. Subsequent to ninety (90) days after the Conversion Date and prior to the Automatic Conversion Date, if the Common Stock shall have a closing price that is at least 170% of the Conversion Price for twenty (20) out of thirty (30) consecutive trading days ending within five (5) business days of the date of the notice of redemption, the Preferred Stock may be redeemed at the Company's option, in whole or in part for $12.00 per share, plus any declared but unpaid dividends, if any, to the date fixed for redemption. In addition, subsequent to ninety (90) days after the Conversion Date and prior to the Automatic Conversion Date, the Preferred Stock may be redeemed, together with an amount equal to any declared but unpaid dividends to the date fixed for redemption, at the Company's option, in whole or in part, at the following per share prices:

Period                                         Redemption Price
- ------                                         ----------------
May 8, 1996 - July 9, 1996                          $13.08
July 10, 1996 - January 9, 1997                     $12.72
January 10, 1997 - May 9, 1997                      $12.36

There is no sinking fund requirement for redemption of the Preferred Stock.

         Notice of intention to redeem Preferred Stock will be given to holders of the Preferred Stock by mailing notice thereof to holders of record by the transfer agent. Such notice will be deemed to have been given on the date of mailing as evidenced by an affidavit from the transfer agent. In the case of a redemption in whole, notice will be given, not more than sixty (60) days nor less than thirty (30) days prior to the redemption date. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than seventy-five (75) days nor less than sixty (60) days prior to the redemption date and the second such notice to be given at least twenty
(20) days thereafter but not less than thirty (30) days prior to the redemption date.

         Liquidation Preference. The holders of shares of Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any stock ranking junior to the Preferred Stock, $12.00 per share, plus any declared but unpaid dividends (the "Liquidation Preference"). After payment of the full amount of the Liquidation Preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

         Upon any such liquidation, dissolution or winding up, such preferential amounts with respect to the Preferred Stock and any class or series ranking on a parity with the Preferred Stock if not paid in full shall be distributed pro rata in accordance with the aggregate preferential amounts of the Preferred Stock and such other classes or series of stock, if any.

         Restrictions and Limitations. Shares of Preferred Stock acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be retired and shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock created under the Company's Certificate of Incorporation.

Other Preferred Stock

         As of the date hereof, there are no shares of preferred stock outstanding other than the Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If the Company issues preferred stock, such issuance may have a dilutive effect upon both the preferred and common stockholders.

Transfer Agent

         The transfer agent and registrar for the Common Stock and Preferred Stock is Continental Stock Transfer & Trust Company, located at 2 Broadway, New York, New York 10004.

              MARKET FOR THE COMPANY'S COMMON EQUITY AND DIVIDENDS

         Commencing on December 15, 1993, the date of the Company's initial public offering, through April 21, 1995, the Company's Common Stock, par value $.001 per share (the "Common Stock") and redeemable warrants (the "Redeemable Warrants") were quoted on the NASDAQ SmallCap Market. On April 21, 1995, the Redeemable Warrants were redeemed by the Company and delisted from the NASDAQ SmallCap Market. Since November 10, 1995, the Common Stock, as well as the Company's 6% Series A Cumulative Convertible Preferred Stock (the "Preferred Stock"), have been quoted on the NASDAQ National Market. The high and low bid quotations, on a quarterly basis, for the Redeemable Warrants for 1994 through their delisting on April 21, 1995, is set forth below, as are the high and low bid quotations, on a quarterly basis, for the Common Stock since 1994 and the Preferred Stock since November 10, 1995, the date the Preferred Stock commenced trading. All of the prices set forth below reflect inter-dealer prices, without retail mark up, mark down or commission and may not reflect actual transactions:

                     Common Stock                      Redeemable Warrants
                     ----------------                  -------------------
1994                 Quoted Bid Price                  Quoted Bid Price
- ----                 ----------------                  -------------------
                     High     Low                      High      Low
                     ----     ---                      ----      ---
First Quarter        $ 8 1/4  $6 3/4                   $ 2 1/2   $1 1/4
Second Quarter       $10 3/4  $6 1/2                   $ 4 1/4   $1 5/8
Third Quarter        $17 7/8  $9 3/4                   $10 3/4   $3 3/8
Fourth Quarter       $10 3/8  $4                       $ 4       $  5/8

                                                                                          Preferred Stock
                                                                                          ----------------
1995                 Quoted Bid Price                  Quoted Bid Price                   Quoted Bid Price
- ----                 ----------------                  ----------------                   ----------------
                     High     Low                      High      Low                      High      Low
                     ----     ---                      ----      ---                      ----      ---
First Quarter        $ 4 3/4  $3 3/4                   $2 3/8    $1 4/25                   --       --
Second Quarter       $ 5 1/2  $3 5/8                   $1 14/25  $1 3/8                    --       --
Third Quarter        $ 4 1/4  $3 1/8                   N/A       N/A                       --       --
Fourth Quarter       $ 3 7/16 $1 7/8                   N/A       N/A                      $13       $11

1996                 Quoted Bid Price                  Quoted Bid Price                   Quoted Bid Price
- ----                 ----------------                  ----------------                   ----------------
                     High     Low                      High      Low                      High      Low
                     ----     ---                      ----      ---                      ----      ---
First Quarter        $3 12/25 $8/25                     --       --                       $22 4/25  $11 3/8
Second Quarter
(through May
 30, 1996)           $5       $3                        --       --                       $30       $18 1/8


         On May 30, 1996, the closing bid and asked prices of Common Stock as reported on the NASDAQ National Market were $4 3/16 and $4 3/8, respectively.

         On May 30, 1996, the closing bid and asked prices of the Preferred Stock on the NASDAQ National Market were $25 and $26 1/2, respectively.

         On May 30, 1996, there were 207 holders of record of Common Stock and 37 holders of record of the Preferred Stock.

         No cash dividends have been paid on the Common Stock by the Company and management does not anticipate paying cash dividends in the foreseeable future. The Preferred Stock pays quarterly dividends, at the Company's discretion, payable each March 31, June 30, July 31 and December 31 at the rate of 6% per annum. Such dividends are payable either in cash or shares of Common Stock at the sole discretion of the Company. To date, the Company has paid each of the first two Preferred Stock dividends (December 31, 1995 and March 31, 1996) in shares of Common Stock.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock will be passed upon for the Company by Zukerman Gore & Brandeis, LLP, New York, New York.

                                     EXPERTS

         The financial statements of the Company for the year ended December 31, 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 have been so incorporated in reliance on the report of BDO Seidman, LLP, independent accountants, given upon the authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company in accordance with the Exchange Act can be inspected and copies made at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661 and 7 World Trade Center, New York, NY 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of this Prospectus, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

========================================          =======================================


         No dealer, salesman or other
person has been authorized to give any
information or to make any
representations not contained in this
Prospectus and if given or made, such
information or representations must not
be relied upon as having been authorized
by the Company or any Underwriter.
Neither the delivery of this Prospectus
nor any sale made hereunder shall under
any circumstances create any implication
that there has been no change in the
affairs of the Company since the date
hereof. This Prospectus does not                       COUNTRY STAR RESTAURANTS, INC.
constitute an offer to sell or a
solicitation of an offer to buy any of
the securities offered hereby in any
jurisdiction to any person to make such               2,022,103 Shares of Common Stock,
offer or solicitation in such                          Offered by Selling Stockholders
jurisdiction.

            TABLE OF CONTENTS
                               Page

Incorporation of Certain

 Documents by Reference.......    1
Prospectus Summary............    2                            ---------------
Risk Factors..................    3
The Company...................    9                              PROSPECTUS
Selling Stockholders..........   11
Plan of Distribution..........   13                            ---------------
Description of
 Capital Stock................   15
Market for the Company's
  Common Equity

  and Dividends...............   19
Legal Matters.................   21                                , 1996
Experts.......................   21
Available Information.........   21






========================================          =======================================


                 PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Items 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth expenses payable by the Company in connection with the registration of the securities being registered. All of the amounts show are estimates, other than the Securities and Exchange Commission Registration Fee.

    SEC filing fee..........................          $ 3,050.59
    Accounting fees and expenses............            2,000.00
    Legal fees and expenses.................           10,000.00
    Printing and engraving..................            1,500.00
    Transfer Agent's and Registrar fees.....              500.00
    Miscellaneous expenses..................            2,949.41

    Total..............................               $20,000.00

Item 15.  Indemnification of Directors and Officers.

    The Company's Certificate of Incorporation provides for indemnification of personal liability of the Directors of the Corporation to the fullest extent permitted by paragraph "7" of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware.

    Article VII of the Amended By-Laws of the Company ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Delaware General Corporation Law.

    Article VII of the Amended By-Laws provides as follows:

                                  "ARTICLE VII"

                                 INDEMNIFICATION

    The Corporation shall (a) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement or such action or suit, (b) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections
(a) through (f) of Section 145 the of General Corporation Law of the State of Delaware of the indemnification provisions of any successor statute and (c) advance reasonable and necessary expenses in connection with such actions or suits, and not seek reimbursement of such expenses unless there is a specific determination that the officer or director is not entitled to such indemnification. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such persons may be entitled, under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Company has entered into an Indemnification Agreement with each of its Directors and certain officers, employees, agents or fiduciaries designated by the Board of Directors (the "Indemnified Party") which provides that the Company indemnify the Director or other party thereto to the fullest extent permitted by applicable law. The agreement includes indemnification, to the extent permitted by applicable law, against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with any civil or criminal action or administrative proceeding arising out of the Indemnified Party's performance of his duties as a Director or officer of the Company. Such indemnification is available if the Indemnified Party acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    The Company maintains officers' and directors' liability insurance that provides for a maximum of $2,000,000 of coverage, subject to a $100,000 corporate reimbursement per occurrence payable by the Company. Any payments made by the Company under an Indemnification Agreement which are not covered by the insurance policy may have an adverse impact on the Company's earnings.

Item 16.  Exhibits.

Exhibit No.

*    3.1                      Certificate of Incorporation of the Company

*    3.2                      Amendment to Certificate of Incorporation

**   3.3                      Amended By-Laws of the Company

***  5.1                      Opinion of Zukerman Gore & Brandeis, LLP

*** 24.1 Consent of Zukerman Gore & Brandeis, LLP included in Exhibit 5.1

*** 24.2                      Consent of BDO Seidman, LLP



* Previously filed as an exhibit to the Company's Registration Statement on Form SB-2, File No. 33-67526-A.

** Previously filed as an exhibit to the Company's Registration Statement on Form S-1, File No. 33-96450.

***     Filed herewith.

Item 17.  Undertakings.

    The undersigned Registrant hereby undertakes:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S- 8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (a) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) and 15(d) of the Securities Exchange Act of 1934 that is incorporate by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to afforded to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of California on May 31, 1996.

                                           COUNTRY STAR RESTAURANTS, INC.

                                           By:/s/ Peter R. Feinstein
                                           --------------------------------
                                           Peter R. Feinstein,
                                           President, Chief Financial
                                           Officer, Treasurer and
                                           Director

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                      Title                                  Date
- ---------                      -----                                  ----

/s/ Robert J. Schuster         Chairman of the                    May 31, 1996
- -----------------------        Board of Directors,
Robert J. Schuster             Chief Executive
                               Officer and Secretary



/s/ Peter R. Feinstein         President, Chief                   May 31, 1996
- -----------------------        Financial Officer,
Peter R. Feinstein             Treasurer and Director



/s/ David Michael Talla        Director                           May 31, 1996
- -----------------------
David Michael Talla



/s/ Robert E. Linton           Director                           May 31, 1996
- -----------------------
Robert E. Linton



/s/ Arthur Guglielmi           Director                           May 31, 1996
- -----------------------
Arthur Guglielmi